Exhibit 7.1

AGREEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have reviewed Medical International Technology, Inc.’s Form 8-K as of October 29, 2009, and are in agreement with management’s determination that property and equipment accounts, including accumulated depreciation, were not properly translated into the reporting currency using currency exchange rates at the date of each balance sheet, and according, the previously issued financial statements included in the Company’s Form 10-K for the year ended September 30, 2008, and the Quarterly Reports on Form 10-Q for the periods ended December 31, 2008, March 31, 2009 and June 30, 2009 should not be relied on.  We are also in agreement that the Statement of Cash Flows for the year ended September 30, 2007 should be revised to properly present certain non-cash transactions that were previously reported as cash transactions, and that the result of the presentation changes will have no effect on the net increase in cash for the year ended September 30, 2007.

PS Stephenson & Co., P.C
Certified Public Accountants
Wharton, Texas
October 29, 2009